Exhibit 21.1

List of Subsidiaries

	Name	Place of Incorporation

1.	China Wheel Limited	Hong Kong
2.	Zhengxing Wheel Group Co., Ltd.	The People’s Republic of China
3.	Zhengxing Group Langfang Wheel Co., Ltd.	The People’s Republic of China
4.	Zhengxing Group Chengdu Wheel Co., Ltd.	The People’s Republic of China
5.	Zhengxing Group Hefei Wheel Co., Ltd.	The People’s Republic of China
6.	Zhengxing Group Benxi Wheel Co., Ltd.	The People’s Republic of China
7	Hua’an Zhengxing Wheel Co., Ltd.	The People’s Republic of China